Filed Pursuant to Rule 424(b)(3)

File Number 333-140671

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated December 10, 2007

to Prospectus declared

effective on April 23, 2007

(Registration No. 333-140671)

MICROFIELD GROUP, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated April 23, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus.

The table set forth in the section of the Prospectus entitled “Selling Stockholders” is hereby updated to reflect the transfer of 882,672 shares of common stock from Aequitas Capital Management, Inc. to Aequitas Commercial Finance, LLC. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which it provided the information regarding the shares beneficially owned by it, all or a portion of the shares beneficially owned by it in transactions registered under other effective registration statements or exempt from the registration requirements of the Securities Act.

The following shall appear within the Selling Stockholders table:

Beneficial Ownership

Prior to Offering

Name of Selling Stockholder	Shares	Percentage (1)	Shares Offered
Aequitas Commercial Finance, LLC	882,672	1.1%	882,672

* less than 1%

(1)  Percentage prior to offering is based on 83,317,416 shares of common stock outstanding as of September 29, 2007

Our common stock is listed on the OTC Bulletin Board under the symbol “MICG.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 10, 2007.